Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Super League Enterprise, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	16,003,844	$1.87	$29,927,188.28	$0.0001476	$4,417.26

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
								—
	Total Offering Amounts					$29,927,188.28	$0.0001476	$4,417.26
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$4,417.26

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover the additional securities of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)

The amount to be registered includes (i) 12,398,512 shares of Common Stock, par value $0.001 (“Common Stock”), of the Registrant issuable upon exercise of outstanding shares of the Registrant’s Preferred Stock, par value $0.001 per share (“Preferred Stock”), (ii) 3,105,372 shares of Common Stock issuable as dividends on the Preferred Stock, and (iii) 500,000 shares issued to three institutional investors in connection with certain piggyback registration rights.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported by The Nasdaq Capital Market on March 13, 2024.